SEPARATION AGREEMENT


         THIS SEPARATION AGREEMENT (this "Agreement") is entered into as of April 17, 1997, by and between Snyder Oil Corporation, a Delaware corporation ("SOCO"), and Thomas J.
Edelman ("Mr. Edelman");

                              W I T N E S S E T H:


         WHEREAS, Mr. Edelman was a co-founder and has been a principal officer of SOCO since 1981; and

         WHEREAS, Mr. Edelman is currently an employee of the Company (as such term is hereinafter defined) and will remain an employee of the Company through April 30, 1997 (the "Resignation Date"); and

         WHEREAS, Mr. Edelman and SOCO are contemporaneously with the execution of this Agreement entering into that certain Advisory Agreement (the "Advisory Agreement"), which Advisory Agreement sets forth the terms and conditions pursuant to which Mr. Edelman will perform certain advisory services for SOCO after the Resignation Date; and

         WHEREAS, Mr. Edelman and SOCO have agreed to certain terms and conditions concerning Mr. Edelman's termination of employment with the Company;

         NOW, THEREFORE, for and in consideration of the amounts and benefits to be paid and provided to Mr. Edelman under this Agreement and the mutual promises, covenants, and undertakings contained in this Agreement, and intending to be legally bound, SOCO and Mr. Edelman agree as follows:

         1. Resignation; Transition From Employee to Contractor: Effective as of February 20, 1997, Mr. Edelman resigned as (a) an officer and director of the Company and (b) a fiduciary and member of any committee established with respect to any employee benefit plan maintained by the Company. For purposes of this Agreement, the term "Company" shall mean SOCO and each of its subsidiaries (other than Patina Oil & Gas Corporation and its subsidiaries (collectively, "Patina")). From the date hereof through the Resignation Date, (1) Mr. Edelman shall continue to be an employee of the Company, (2) Mr. Edelman shall receive compensation from the Company at Mr. Edelman's rate of base salary as in effect on the date hereof, and (3) the Company shall continue to maintain and staff its office in New York City. Effective as of the Resignation Date, Mr. Edelman's employment with the Company shall terminate. As of May 1, 1997, there shall be an independent contractor relationship between SOCO and Mr. Edelman, which relationship shall be governed by the Advisory Agreement. Upon (A) the payment of Mr. Edelman's base salary through the Resignation Date, (B) the payment of the amounts specified in paragraph 4 hereof, and (C) subject to the provisions of paragraph 7(a) hereof, the payment of the amounts and provision of the benefits specified in paragraphs 2 and 3 hereof, the Company shall have no further obligations


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to Mr.  Edelman for any salary,  bonus,  or other  compensation  of any type for services  rendered by Mr.  Edelman to the  Company on or before the  Resignation
Date.

         2. Severance Payment: Subject to the provisions of paragraph 7(a) hereof, in consideration of his services over the past sixteen (16) years, SOCO shall pay to Mr. Edelman a severance payment in the form of thirty six (36) consecutive monthly installments of Thirty Thousand Dollars ($30,000.00) each, with such monthly installments being due and payable on the 15th day of each month beginning on May 15, 1997. In the event of Mr. Edelman's death prior to his receipt of all thirty six (36) of such installments, Mr. Edelman's heirs, administrators, legatees, or permitted assignees shall be entitled under this Agreement to all of the remaining unpaid installments that otherwise would have been due Mr. Edelman, which shall continue to be paid in monthly installments. Mr. Edelman waives, and the Company shall not be required to pay, any other severance pay or severance benefits in connection with the termination of the employment relationship, whether from a severance plan sponsored by the Company or the general assets of the Company. The consideration and remuneration provided for under this Agreement are in lieu of and take the place of any other severance pay or severance benefit, which Mr. Edelman forfeits.

         3. Stock Options and Deferred Compensation: Subject to the provisions of paragraph 7(a) hereof and pursuant to the actions taken by the Board of Directors of SOCO on February 20, 1997, each agreement evidencing a stock option awarded to Mr. Edelman under SOCO's 1989 Stock Option Plan, as amended (the "1989 Plan"), which agreements provide for stock options covering an aggregate of 292,600 shares of SOCO's common stock, shall be and hereby is amended, effective as of the expiration of the seven-day revocation period referred to in paragraph 7(a) hereof, to provide that such stock options (a) are 100% vested and exercisable in full, (b) shall remain exercisable until March 1, 2002, and
(c) shall terminate and cease to be exercisable on March 2, 2002. Termination of Mr. Edelman's employment with the Company and SOCO's Affiliates (as such term is defined in the 1989 Plan) for any reason whatsoever shall not affect the exercisability of any such stock option. Mr. Edelman understands and agrees that the actions taken pursuant to this paragraph 3 constitute a modification and/or extension of the Incentive Options (as such term is defined in the 1989 Plan) that have heretofore been awarded to Mr. Edelman, and, accordingly, such actions will cause some or all of such options to no longer qualify as incentive stock options pursuant to section 422 of the Internal Revenue Code of 1986, as amended. Subject to the provisions of paragraph 7(a) hereof and effective as of the expiration of the seven-day revocation period referred to in paragraph 7(a) hereof, all of the Company contributions made through the Resignation Date to Mr. Edelman's account under SOCO's Deferred Compensation Plan for Select Employees shall be fully vested. In addition, the Company hereby confirms that, pursuant to the terms of SOCO's Savings and Profit Sharing Plan, all of the amounts credited to Mr. Edelman's accounts under such plan through the Resignation Date will be fully vested.

         4. Additional Payments. SOCO has agreed to pay Mr. Edelman (a) the sum of $7,074.90, which amount approximates 50% of the Company's estimated cost of providing Mr. Edelman and his family with health insurance benefits for a three-year period beginning on the Resignation Date, and (b) the sum of $6,346.15 in respect of his unused 1997 vacation time. The amounts referred to in the preceding sentence shall be paid in a single lump sum cash payment on the Resignation Date.


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         5.  Nonsolicitation  of Employees:  From the date hereof through May 1,
1998, Mr. Edelman agrees that he shall not, directly or indirectly, for himself or for others, induce any employee of the Company(other than an employee in the Company's New York City office from and after the Resignation Date) to terminate his or her employment with the Company, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with the Company without the written consent of the Chairman or Chief Executive Officer of SOCO.

         6. Publishing Statements: Each party hereto shall refrain, during the remaining portion of the employment relationship, during the advisory relationship, and after the advisory relationship terminates, from publishing any oral or written statements about the other party, any of its subsidiaries, or any of such entities' officers, directors, employees, agents or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about such other party or any of its subsidiaries, or any of such entities' business affairs, officers, directors, employees, agents, or representatives; or that constitute an intrusion into the seclusion or private lives of such other party or any of its subsidiaries, or any of such parties' officers, directors, employees, agents, or representatives; or that give rise to unreasonable publicity about the private lives of such other party or any of its subsidiaries, or any of such entities' officers, directors, employees, agents, or representatives; or that place such other party or any of its subsidiaries, or any of such entities' officers, directors, employees, agents, or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of such other party or any of its subsidiaries, or any of such entities' officers, directors, employees, agents, or representatives. A violation or threatened violation of this paragraph 6 may be enjoined by the courts. The rights afforded such other party under this paragraph 6 are in addition to any and all rights and remedies otherwise afforded by law. Notwithstanding the foregoing, (a) nothing in this paragraph 6 shall be interpreted to mean that Mr. Edelman will be constrained from making responsible statements as to his business judgment on material corporate matters affecting the Company and (b) the provisions of this paragraph 6 shall cease to apply after March 1, 2002.

         7. Mutual Release and Indemnity:

                  (a) Mr. Edelman, on his behalf and on behalf of his representatives, heirs, administrators, executors, and assigns, and on behalf of any other persons or entities claiming by, through, or under Mr. Edelman, does hereby fully release, acquit and forever discharge the Company and its employees, officers, directors, trustees, committee-members, Boards, members of such Boards, chairmen of the boards, shareholders, contractors, consultants, agents, representatives, attorneys, successors, and assigns (the "Released Entities"), from and against any and all of Mr. Edelman's rights, claims, charges, demands, and causes of action against the Released Entities of any kind or character, both past and present, known or unknown, including but not limited to those arising under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, and the Employee Retirement Income Security Act of 1974, all as amended, and any other state or federal statute, regulation or the common law (contract, tort or other), which relate to Mr. Edelman's employment or termination of


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employment  with  the  Company,   including  but  not  limited  to  any  alleged
discriminatory or retaliatory employment practices, any matter relating to or arising under any employment agreement with the Company, any and all prior discussions, representations, understandings, or agreements between, on the one hand, the Company and/or its agents, representatives, attorneys, or contractors, and, on the other hand, Mr. Edelman or his agents or representatives, regarding his employment and termination of employment with the Company or services
heretofore   rendered  to  the  Company,   or  any  other   matter   whatsoever.
Notwithstanding  the preceding  provisions of this paragraph  7(a), this release
(1) shall not serve to waive or release any of Mr. Edelman's rights or claims that may arise after the date this Agreement is executed and (2) shall not affect any future obligation which the Company may have to Mr. Edelman under the terms of this Agreement or the Advisory Agreement. Mr. Edelman acknowledges and agrees that all of the requirements of applicable law pertaining to the waiver of his rights under the Age Discrimination in Employment Act have been complied with, including that he has been given twenty-one (21) days to consider this Agreement and this release, that he was advised by the Company to consult an attorney, and that he has in fact consulted an attorney prior to executing this Agreement and this release. For a period of seven (7) days following the execution of this Agreement, Mr. Edelman may revoke the portion of this release that relates to any claims he may have under the Age Discrimination in Employment Act. If Mr. Edelman does not within seven (7) days following the execution of this Agreement provide SOCO with a written notice of such revocation, then Mr. Edelman shall no longer have such revocation right. If Mr. Edelman does within seven (7) days following the execution of this Agreement provide SOCO with a written notice of such revocation, then (A) the Company shall have no obligation to make any payment under paragraph 2 hereof or provide the indemnification provided for in paragraph 7(d) hereof, (B) Mr. Edelman's stock option agreements shall not be amended as provided in paragraph 3 hereof, and (C) the vesting of Mr. Edelman's account under SOCO's Deferred Compensation Plan for Select Employees shall not be accelerated as provided in paragraph 3 hereof.

                  (b) The Company hereby unconditionally and irrevocably forever releases and discharges Mr. Edelman from all claims, charges, complaints, obligations, liabilities, promises, agreements, contracts, damages, causes of action, suits, accrued benefits or other liabilities of any kind or character, whether known or hereafter discovered, arising from or in any way connected with or related to Mr. Edelman's past service as (1) an officer, director, employee, or agent of the Company (including Mr. Edelman's services relating to Patina taken on behalf of the Company prior to his resignation as an officer of the Company) or (2) a fiduciary or member of any committee established with respect to any employee benefit plan maintained by the Company; provided, however, that such release (A) shall not apply to any claims, demands or causes of action that the Company may have against Mr. Edelman for past conduct that constitutes a felony, (B) shall not serve to waive or release any rights or claims of the Company that may arise after the date this Agreement is executed, and (C) shall not affect any future obligation which Mr. Edelman may have to the Company under the terms of this Agreement or the Advisory Agreement.

                  (c) It is expressly agreed that no future disputes between (1) any of the Company or any of the Released Entities, and (2) Mr. Edelman, whether under this Agreement or otherwise, shall in any way affect the enforceability of the releases granted above.



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                  (d) Subject to the  provisions of paragraph  7(a) hereof,  the
Company hereby agrees to indemnify and hold harmless Mr. Edelman from and against all losses, claims, damages, liabilities and expenses incurred by him (including reasonable fees and disbursements of counsel) that arise out of or in connection with Mr. Edelman's past service as (1) an employee, officer, director, or agent of the Company (including Mr. Edelman's services relating to Patina taken on behalf of the Company prior to his resignation as an officer of the Company) or (2) a fiduciary or member of any committee established with respect to any employee benefit plan maintained by the Company, in each case to the same extent that Mr. Edelman was indemnified with respect to such matters by the Company while he served in such capacities.

         8. Notices: For purposes of this Agreement, notice, demands and all other communica tions between the parties shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

         If to Mr. Edelman:

                  Mr. Thomas J. Edelman
                  770 Park Avenue, Apt. 8D
                  New York, New York  10021

         If to SOCO or the Company:

                  Snyder Oil  Corporation
                  Attn:  John C. Snyder, Chairman
                  777 Main Street, Suite 2500
                  Fort Worth, Texas  76102

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         9. Withholding of Taxes: The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling.

         10. Successor Obligations and Assignment: The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. Mr. Edelman can freely assign any rights accruing to him under this Agreement (other than pursuant to paragraph 3 hereof) to any associated party subject to the consent of SOCO, which consent shall not be unreasonably withheld.

         11. Amendment: This Agreement may not be modified except by an agreement in writing executed by both SOCO and Mr. Edelman.



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


         12. Governing Laws: This Agreement shall be subject to and governed by the laws of the State of Texas, without giving effect to principles of conflicts of law.

         13. Validity: In the event that any portion or provision of this Agreement is found to be invalid or unenforceable, such invalid or unenforceable portion shall be severed and the remainder of this Agreement shall remain valid and enforceable.

         14. Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         15. Effect of Agreement: The terms of this Agreement shall supersede any obligations and rights of the Company and Mr. Edelman relating to the subject matter hereof. However, nothing in this Agreement shall be construed to diminish in any way the rights of Mr. Edelman or the Company pursuant to the Advisory Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       SNYDER OIL CORPORATION



                                       By: /s/John C. Snyder
                                          -------------------------
                                          John C. Snyder, Chairman


                                           /s/Thomas J. Edelman
                                          -------------------------
                                          THOMAS J. EDELMAN


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